Exhibit 99.1

MATERIAL SCIENCES CORPORATION

REPORTS RESULTS FOR FOURTH QUARTER AND FISCAL 2004

ELK GROVE VILLAGE, IL, MAY 13, 2004—Material Sciences Corporation (NYSE:MSC), a leading provider of material-based solutions for electronic, acoustical/thermal and coated metal applications, today reported results for the fourth quarter and the fiscal year ended February 29, 2004.

Fourth Quarter Results

Net sales from continuing operations in the fourth quarter were $63.3 million, up 6.2 percent compared with $59.6 million last year.

Gross profit in the fourth quarter increased to $11.5 million or 18.1 percent of sales from $8.6 million or 14.4 percent of sales at this time last year.

The net loss from continuing operations for the three months was $13.1 million, or $0.93 per diluted share, compared with a net loss of $1.3 million, or $0.09 per diluted share, in fiscal 2003. The fourth quarter net loss from continuing operations included charges for impairments, restructuring and other of $17.0 million (pre-tax).

Earnings per share in the most recent period included the impact of pretax non-cash charges associated with the impairment of assets related to the company’s Middletown, Ohio coil coating facility ($9.1 million), the goodwill impairment charge related to the 2002 acquisition of Goldbach Automobil Consulting (GAC) ($6.7 million), and other compensation matters ($1.2 million).

Fiscal 2004 Results

For the 12 months ended February 29, 2004, MSC reported net sales from continuing operations of $243.2 million down 8.8 percent from sales of $266.8 million in fiscal 2003. The net loss from continuing operations in fiscal 2004 was $14.0 million, or $1.00 per diluted share, compared with a net loss from continuing operations of $0.3 million or $0.02 per diluted share in fiscal 2003.

Cash provided by operating activities in fiscal 2004 was $4.4 million compared with $33.6 million last year. The change was due to

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May 13, 2004

an increase in working capital primarily due to the purchase of the partnership interest in Walbridge Coatings, an Illinois Partnership, on May 7, 2003. In addition, inventory increased due to growth in the sales of Quiet Steel® and other building products using an organic coating over an electrogalvanized substrate in the second half of the year.

Total debt at the end of fiscal 2004 was $43.9 million, or 28.4 percent of total capital, compared with $55.5 million, or 31.3 percent of total capital in the prior year. The company’s total cash, cash equivalents and restricted cash were $36.8 million at February 29, 2004.

Fourth Quarter and Fiscal 2004 Review

President and Chief Executive Officer Ronald L. Stewart said, “The Action Plan we began implementing in July 2003—which addresses systemic cost reductions, people and organization, operations and strategy—resulted in significant savings and efficiencies in fiscal 2004. We will continue to build on this in fiscal 2005. Systemic cost reductions resulted in pre-tax savings of approximately $6.8 million for all of fiscal 2004. In addition, we continue to make progress in improving plant performance resulting in increased productivity and lower manufacturing costs. The impact of these actions will be realized as we increase our capacity utilization. Excluding asset impairments, restructuring and other charges, we have experienced improvements in the second, third and fourth quarters of fiscal 2004 versus 2003.

“More recently, we have focused on the strategic aspects of our Plan, including evaluating alternatives for assets that do not have the capability to achieve acceptable performance in the foreseeable future. The recent actions involving the announcement of our closing of the Middletown, Ohio operation; the sale of an idled production line; and the execution of a letter of intent to sell an idled facility in Elk Grove Village are a result of this activity,” Stewart added.

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May 13, 2004

“In addition to improving the company’s cost and operating structure, we are continuing to invest in the more profitable and faster growing acoustical and electronic parts of the business,” Stewart continued. “The use of Quiet Steel® on such high visibility products as the Ford F-150 pick-up truck dash panels and the Chrysler and Dodge ‘Stow ‘n Go’ mini van floor pans are two good examples. Another example was the recent announcement that we will supply our patented sensors for use in Lear Corporation’s new flexible seat assemblies. This is a real milestone in the development of our sensor solutions, indicating validation by the market and their potential impact on our business. The success these unique products have achieved, particularly in light of a difficult economic and competitive environment, confirm their underlying demand in the markets we are targeting and their future impact on our business as a whole.”

Engineered Materials and Solutions Group (EMS)

Sales of electronics, acoustical/thermal and coated metal products in the fourth quarter were $63.1 million, up 6.1 percent compared with $59.5 million at this time last year. EMS sales for all of fiscal 2004 were $242.7 million versus $266.5 million in fiscal 2003.

Sales of electronic material-based solutions in the fourth quarter were $6.9 million, up 16.4 percent compared with $5.9 million last year. Fiscal 2004 electronic material-based sales were $26.8 million, up 18.9 percent from $22.5 million in fiscal 2003. Sales were driven primarily by higher shipments of NRGDamp™, the company’s noise and vibration damping materials for hard disk drive covers for the quarter and the year-to-date periods.

Sales of acoustical/thermal material-based solutions in the most recent quarter were $24.4 million, 53.7 percent above the $15.9 million in the year-ago period. Fiscal 2004 sales were $76.2 million, up 23.0 percent compared with $61.9 million in fiscal 2003. The increase in both periods primarily resulted from higher shipments of Quiet Steel for automotive body panels and engine parts.

Sales of coated metal products in the fourth quarter were $31.7 million, down 15.6 percent from the $37.6 million reported last year. Sales for all of fiscal 2004 were $139.8 million compared with $182.1 million in fiscal 2003. The decline in fourth quarter and full year sales was primarily the result of significantly lower shipments of electrogalvanized product. Lower sales to the gas tank, lighting and clutch plate markets were somewhat offset by higher sales to the appliance market for both periods.

Electronic Materials and Devices Group (EMD)

EMD, including user interface touch controls and sensor solutions, reported revenue of $0.2 million in the fourth quarter, flat with the prior year. Sales consisted of prototype and product development services, product

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commercialization in the non-automotive market segment, and the revenue associated with an exclusive supply agreement with Lear Corporation. Sales for all of fiscal 2004 were $0.5 million, compared with $0.3 million in fiscal 2003.

“This part of our business continued to build a solid foundation for the future,” said Stewart. “In addition to the Lear programs, Fleetwood—the country’s leading builder of motor homes—selected our SensaTank™ holding tank monitoring system for its top-of-the-line ‘Victory Circle’ coaches. SensaTank is a solid-state monitoring system with no moving parts that uses sensors mounted onto the outside of plastic holding tanks.”

About Material Sciences

Material Sciences Corporation is a leading provider of material-based solutions for electronic, acoustical/thermal and coated metal applications. MSC uses its expertise in materials, which it leverages through relationships and a network of partners, to solve customer-specific problems, overcoming technical barriers and enhancing performance. MSC differentiates itself on the basis of its strong customer orientation, knowledge of materials combined with a deep understanding of its markets, and the offer of specific value propositions that define how it will create and share economic value with its customers. The company’s stock is traded on the New York Stock Exchange under the symbol MSC and is included in the Standard & Poor’s SmallCap 600 Index and the Russell 2000 Index.

This news release contains forward-looking statements that are based on current expectations, forecasts and assumptions. MSC cautions the reader that the following factors could cause its actual outcomes and results to differ materially from those stated or implied in the forward-looking statements: the company’s ability to successfully implement its restructuring and cost reduction plans and achieve the benefits it expects from these plans, net of estimated severance related costs; changes in the business environment, including the transportation, building and construction, electronics and durable goods industries; competitive factors (including changes in industry capacity); changes in laws, regulations, policies or other activities of governments, agencies and similar organizations (including the ruling under Section 201 of the Trade Act of 1974); the favorable environment for companies to make acquisitions, including regulatory requirements and market values of candidates; the stability of governments and business conditions inside and outside the U.S., which may affect a successful penetration of the company’s products; acts of war or terrorism; acceptance of brake damping materials, engine components and body panel laminate parts (Quiet Steel) by customers in North America and Europe; proceeds and charges from the potential sale or closing of facilities or other assets; increases in the prices of raw and other material inputs used by the company, as well as availability; the loss, or changes in the operations, financial condition or results of

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operations, of one or more significant customers of the company; the risk of the successful development, introduction and marketing of new products and technologies, including products based on the touch sensor technology the company has licensed from TST; the anticipated marketing and research and development spending and the license fee payable to TST related to the switch/sensor business; the realization of the future value of the Lear Corporation agreement; facility utilization and product mix at the Walbridge, Ohio facility, including the extent of ISG’s utilization; realization of the tax credit carryforward generated from the sale of Pinole Point Steel and other net operating loss carryforwards; the impact of future warranty expenses; environmental risks, costs, recoveries and penalties associated with the company’s past and present manufacturing operations, including any risks, costs and penalties arising out of an enforcement action by the Illinois EPA and Illinois Attorney General related to the company’s Elk Grove Village facility and the Lake Calumet site; continuation of current interest rates and for potential impact or potential future contractual debt prepayment penalty; and other factors, risks and uncertainties detailed from time to time in the company’s filings with the Securities and Exchange Commission. MSC undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

Information about Material Sciences through the Internet is available and www.matsci.com and www. frbinc.com.

MATERIAL SCIENCES CORPORATION

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(In thousands, except per share data)

	Three Months Ended February 28 or 29,			Twelve Months Ended February 28 or 29,
	2004	2003	Percent Change	2004	2003	Percent Change
Net Sales	$63,296	$59,606	6.2%	$243,218	$266,818	-8.8%
Cost of Sales	51,825	51,036	1.5%	202,203	219,243	-7.8%

Gross Profit	$11,471	$8,570	33.9%	$41,015	$47,575	-13.8%
Selling, General and Administrative Expenses	9,780	10,402	-6.0%	38,445	40,476	-5.0%
Asset Impairments, Restructuring and Other	17,049	—	NM	17,062	855	1895.6%

Income (Loss) from Operations	$(15,358)	$(1,832)	738.3%	$(14,492)	$6,244	-332.1%

Other (Income) and Expense:
Interest (Income) Expense, Net	$691	$835	-17.2%	$2,896	$2,440	18.7%
Equity in Results of Joint Ventures	(17)	437	-103.9%	211	1,557	-86.4%
Contractual Debt Prepayment Penalty	—	—	0.0%	—	3,934	-100.0%
Other, Net	(1)	(51)	-98.0%	90	25	260.0%

Total Other Expense, Net	$673	$1,221	-44.9%	$3,197	$7,956	-59.8%

Loss from Continuing Operations Before Benefit for Income Taxes	$(16,031)	$(3,053)	425.1%	$(17,689)	$(1,712)	933.2%
Benefit for Income Taxes	(2,939)	(1,771)	66.0%	(3,641)	(1,373)	165.2%

Loss from Continuing Operations	$(13,092)	$(1,282)	921.2%	$(14,048)	$(339)	4044.0%
Discontinued Operations:
Loss on Sale of Discontinued Operation—Specialty Films (Net of Benefit for Income Taxes of $0, $0, $0, and $70, Respectively)	—	—	0.0%	—	(101)	-100.0%
Gain (Loss) on Discontinued Operation—Pinole Point Steel (Net of Benefit for Income Taxes of $3, Provision for Income Taxes of $694, Benefit for Income Taxes of $316 and Provision for Income Taxes of $2,726, Respectively)	(41)	(994)	-95.9%	(489)	1,934	-125.3%

Net Income (Loss)	$(13,133)	$(2,276)	477.0%	$(14,537)	$1,494	-1073.0%

Basic Net Income (Loss) Per Share:
Loss from Continuing Operations	$(0.93)	$(0.09)	933.3%	$(1.00)	$(0.02)	4900.0%
Loss on Sale of Discontinued Operation—Specialty Films	—	—	0.0%	—	(0.01)	-100.0%
Gain (Loss) on Discontinued Operation—Pinole Point Steel	—	(0.08)	-100.0%	(0.04)	0.14	-128.6%

Basic Net Income (Loss) Per Share	$(0.93)	$(0.17)	447.1%	$(1.04)	$0.11	-1045.5%

Diluted Net Income (Loss) Per Share:
Loss from Continuing Operations	$(0.93)	$(0.09)	933.3%	$(1.00)	$(0.02)	4900.0%
Loss on Sale of Discontinued Operation—Specialty Films	—	—	0.0%	—	(0.01)	-100.0%
Gain (Loss) on Discontinued Operation—Pinole Point Steel	—	(0.08)	-100.0%	(0.04)	0.14	-128.6%

Diluted Net Income (Loss) Per Share	$(0.93)	$(0.17)	447.1%	$(1.04)	$0.11	-1045.5%

Weighted Average Number of Common Shares Outstanding Used for Basic Net Income (Loss) Per Share	14,092	13,715		13,990	13,941
Dilutive Shares	—	—		—	285

Weighted Average Number of Common Shares Outstanding Plus Dilutive Shares	14,092	13,715		13,990	14,226

MATERIAL SCIENCES CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands)

	February 29, 2004	February 28, 2003
Assets
Current Assets:
Cash and Cash Equivalents	$33,483	$43,880
Restricted Cash	3,357	2,280

Total Cash, Cash Equivalents and Restricted Cash	36,840	46,160
Marketable Securities	—	1,002
Receivables, Less Reserves of $4,185 in 2004 and $4,874 in 2003	40,386	27,607
Income Taxes Receivable	51	2,339
Prepaid Expenses	1,290	1,792
Inventories:
Raw Materials	8,946	10,540
Finished Goods	22,271	15,832
Deferred Income Taxes	2,235	1,461
Assets Held for Sale	2,281	506
Current Assets of Discontinued Operation, Net—Pinole Point Steel	—	16,035

Total Current Assets	$114,300	$123,274

Property, Plant and Equipment	$236,363	$251,243
Accumulated Depreciation and Amortization	(155,696)	(158,055)

Net Property, Plant and Equipment	$80,667	$93,188

Other Assets:
Investment in Joint Ventures	$1,399	$12,881
Goodwill	1,319	7,116
Deferred Income Taxes	5,080	—
Other	1,189	1,350

Total Other Assets	$8,987	$21,347

Total Assets	$203,954	$237,809

Liabilities
Current Liabilities:
Current Portion of Long-Term Debt	$36,944	$11,559
Accounts Payable	20,723	22,944
Accrued Payroll Related Expenses	12,154	13,705
Accrued Expenses	6,190	6,668
Current Liabilities of Discontinued Operation, Net—Pinole Point Steel	414	—

Total Current Liabilities	$76,425	$54,876

Long-Term Liabilities:
Deferred Income Taxes	$—	$5,699
Long-Term Debt, Less Current Portion	7,000	43,944
Other	9,551	11,403

Total Long-Term Liabilities	$16,551	$61,046

Shareowners’ Equity
Preferred Stock	$—	$—
Common Stock	369	365
Additional Paid-In Capital	72,387	70,143
Treasury Stock at Cost	(46,528)	(46,528)
Retained Earnings	82,759	97,296
Accumulated Other Comprehensive Income	1,991	611

Total Shareowners’ Equity	$110,978	$121,887

Total Liabilities and Shareowners’ Equity	$203,954	$237,809

MATERIAL SCIENCES CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended February 28 or 29,		Twelve Months Ended February 28 or 29,
	2004	2003	2004	2003
Cash Flows From:
Operating Activities:
Net Income (Loss)	$(13,133)	$(2,276)	$(14,537)	$1,494
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided by (Used in) Operating Activities:
Discontinued Operation, Net – Pinole Point Steel	(454)	(3,385)	10,205	16,637
Loss on Sale of Discontinued Operation – Specialty Films	—	—	—	101
(Gain) Loss on Discontinued Operation – Pinole Point Steel	41	994	489	(1,934)
Depreciation and Amortization	3,663	4,069	14,929	16,397
Asset Impairments	15,713	—	15,713	—
Provision (Benefit) for Deferred Income Taxes	(2,259)	327	(3,641)	76
Compensatory Effect of Stock Plans	30	379	800	1,460
(Gain) Loss on Sale of Asset	70	—	(92)	—
Other, Net	(1,045)	466	(817)	1,789
Changes in Assets and Liabilities:
Receivables	(1,312)	(24)	(10,619)	(358)
Income Taxes Receivable	597	1,187	1,183	1,986
Prepaid Expenses	625	666	502	(462)
Inventories	(731)	(1,215)	(4,845)	(1,516)
Accounts Payable	393	(702)	(1,460)	(574)
Accrued Expenses	1,980	190	(2,179)	(891)
Other, Net	(524)	(998)	(1,234)	(583)

Net Cash Provided by (Used in) Operating Activities	$3,654	$(322)	$4,397	$33,622

Investing Activities:
Discontinued Operation, Net – Pinole Point Steel	$—	$—	$—	$(176)
Cash Received from Sale of Pinole Point Steel, Net	—	(47)	—	31,174
Capital Expenditures	(1,053)	(2,580)	(4,519)	(6,259)
Acquisition, Net of Cash Acquired	—	—	(568)	—
Proceeds from Sale of Asset	—	—	679	—
Investment in Joint Ventures	—	157	(358)	(3,405)
Purchases of Marketable Securities	—	—	(83)	(8,003)
Proceeds from Sale of Marketable Securities	—	2,003	1,167	20,199
Other	46	(181)	75	117

Net Cash Provided by (Used in) Investing Activities	$(1,007)	$(648)	$(3,607)	$33,647

Financing Activities:
Payments of Debt	$—	$(162)	$(11,558)	$(49,759)
Cash from Cancellation (Issuance) of Letters of Credit	—	350	(1,077)	3,035
Payments on Rights Redemption	—	—	(148)	—
Purchase of Treasury Stock	—	—	—	(11,715)
Issuance of Common Stock	36	157	1,596	1,244

Net Cash Provided by (Used in) Financing Activities	$36	$345	$(11,187)	$(57,195)

Net Increase (Decrease) in Cash	$2,683	$(625)	$(10,397)	$10,074
Cash and Cash Equivalents at Beginning of Period	30,800	44,505	43,880	33,806

Cash and Cash Equivalents at End of Period	$33,483	$43,880	$33,483	$43,880